SAMSON OIL & GAS ANNOUNCES EQUITY PLACEMENT

Denver 1700 hours April 3rd, Perth 0700 hours April 4th, 2013

Samson Oil & Gas Limited ("Samson" or the "Company") (ASX: SSN; NYSE MKT: SSN) announced today it has placed 959,141 American Depositary Shares (ADSs) (representing 19,182,812 ordinary shares) with an institutional investor based in the United States, raising gross proceeds of A$479,570 (US$500,000). The SEC registered placement was completed at A$0.025 per ordinary share (approximately US$0.52 per ADS), and includes transferable options, or warrants, to subscribe for an additional 4 shares for each 10 shares subscribed for, at an exercise price of A$0.038 (approximately US$0.79 per ADS). The warrants will expire on 31 March 2017.

Conversion from Australian dollars to US dollars is based on the exchange rate on 28th March of A$1.00 per US$1.0426 from the Reserve Bank of Australia.

The placement was made pursuant to Section 708 of the Australian Corporations Act and in accordance with Listing Rule 7.1 of the ASX Listing Rules.

Samson intends to use the proceeds of this offerings, along with those from the previously announced placement and the Rights Offering commencing April 9, 2013, to fund a portion of the Company's 2013 calendar year capital budget, which calls for drilling six infill development wells in the North Stockyard oilfield in Williams County, North Dakota, as well as for general corporate purposes, working capital needs and possible future acquisitions.

About Samson Oil & Gas Limited

Samson’s ordinary shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's ADSs are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid ordinary shares. Samson has a total of 2,101 million ordinary shares issued and outstanding, which would be the equivalent of 105 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$0.53 per ADS on April 3rd, 2013, the Company has a current market capitalization of approximately US$53 million.  Correspondingly, based on the ASX closing price of A$0.023 on April 3rd, 2013, the Company has a current market capitalization of A$46 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of Samson’s securities, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful without registration or qualification under the securities laws of the jurisdiction. While Samson has filed a registration statement with the U.S. Securities and Exchange Commission relating to the proposed Rights Offering to its shareholders, that offering will be made only by means of a prospectus. The U.S. prospectus and prospectus supplement for the Rights Offering are available at www.sec.gov/edgar/searchedgar/webusers.htm. The Australian prospectus is available at www.asx.com.au.

Statements made herein that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “intend”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the U.S. prospectus and prospectus supplement for the Rights Offering, as well as in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.